EXHIBIT "99.1"

NEWS RELEASE

                              FOR:      Sound Advice, Inc.

                              APPROVED: Peter Beshouri
                                        Chairman and CEO
                                        (305) 922-4434
FOR IMMEDIATE RELEASE
                              CONTACT:  Edward Nebb
                                        Morgen-Walke Associates
                                        (212) 850-5600

               SOUND ADVICE ANNOUNCES VOLUNTARY AGREEMENT
                           TO S.E.C. ORDER

DANIA, Florida, August 9, 1995 -- Sound Advice, Inc. (Nasdaq/NNM:SUND) announced today that it had voluntarily agreed with the Securities and Exchange Commission to the entry of a cease and desist order by the S.E.C. concerning its Form 10-K for fiscal year 1991 and Forms 10-Q for the quarters ended September 30 and December 31, 1991. The order prohibits the Company from violating certain provisions of the securities laws that require public companies to maintain appropriate internal accounting controls and to file accurate annual and quarterly reports. The Company neither admitted nor denied any wrongdoing and no censure, fine or penalty was involved.

     The order related to allegations that annual and quarterly reports filed by the Company with the S.E.C. with respect to the June, September and December 1991 periods contained misstated financial statements. The Company subsequently restated those financial statements, and has since retained a new independent public accounting firm.

                                 - more-

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     In a related development, the Company announced that Mr. Peter
Beshouri, its President, Chief Executive Officer and Chairman of the Board, and Mr. Roy Casey, its former Chief Financial Officer, also had voluntarily consented, without admitting or denying any wrongdoing, to the entry of similar orders by the S.E.C. with respect to their supervisory responsibilities.

     Mr. Beshouri stated, "The Company is pleased to put this matter to rest so that management can focus on our core business. The S.E.C.'s investigation was exhaustive and professional, and the Company cooperated fully."

     Sound Advice, Inc. is a specialty retailer of a broad range of high quality, upscale entertainment and consumer electronics products. It currently operates 21 stores in the South Florida, Orlando, Tampa/St. Petersburg, Ft. Myers and Jacksonville markets.

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